EXHIBIT 10.4

RETENTION BONUS LETTER AGREEMENT ADDENDUM

Subparagraph (iii) of Paragraph A of Part Two of your January 20, 2003 retention bonus letter agreement with the Company contains an incorrect formula for determining your bonus allocation in the event the change in control proceeds payable in connection with an acquisition of Legato Systems, Inc. are more than $ 1 Billion but less than $1.25 Billion. The correct formula is set forth below and replaces and supersedes the formula contained in your retention bonus letter agreement.

New Formula

(iii) If the Change in Control Proceeds are more than $1 Billion but less than $1.25 Billion, then the applicable percentage in effect for your Bonus Allocation will be determined on the basis of a straight linear declining rate pursuant to the following formula:

X = Y - [(Y - Z) x         A         ], where

                             $0.25 Billion

X is the applicable percentage of the Change in Control Proceeds which will serve as your Bonus Allocation,

Y is the percentage which would be in effect for your Bonus Allocation were the Change in Control Proceeds $1 Billion or less.

Z is the percentage which would be in effect for your Bonus Allocation were the Change in Control Proceeds $1.25 Billion,

A is the dollar amount by which the Change in Control Proceeds exceed $1 Billion.

Except for the foregoing revisions, all the terms and provisions of your January 20, 2003 retention bonus letter will continue in full force and effect.

LEGATO SYSTEMS, INC.

By:	/s/ George I. Purnell
George I. Purnell

Title:	Vice President Human Resources And Chief Learning Officer
Dated:	January 23, 2003